UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE

13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

(Amendment No. 11)*

The Charles Schwab Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

808513-10-5

(CUSIP Number)

Lawrence B. Rabkin, Esq.

Howard Rice Nemerovski Canady Falk & Rabkin

Three Embarcadero Center

San Francisco, California 94111

(415) 434-1600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 28, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(c), 13d-1(f) or 13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 2 of 14

1	Name of Reporting Person IRS Identification No. of Above Person Charles R. Schwab
2	Check the Appropriate Box if a member of a Group (a) ☐ (b) ☐
3	SEC USE ONLY
4	Source of Funds
5	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐
6	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 Sole Voting Power 18,207,495
8 Shared Voting Power 223,537,965
9 Sole Dispositive Power 18,207,495
10 Shared Dispositive Power 223,537,965

11	Aggregate Amount Beneficially Owned by Each Reporting Person 241,745,460
12	Check Box if the Aggregate Amount in Row 11 Excludes Certain Shares	☐
13	Percent of Class Represented by Amount in Row 11 18.7%
14	Type of Reporting Person IN

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 3 of 14

Item 1.	Security and Issuer.

This Amendment No. 11 to Schedule 13D (this “Amendment’) relates to the common stock, par value $0.01 per share (“Common Stock”), of The Charles Schwab Corporation (the “Issuer”).

The address of the principal executive office the Issuer is:

The Charles Schwab Corporation
120 Kearny Street
San Francisco, California 94108

Item 2.	Identity and Background.

(a)	Mr. Charles R. Schwab

(b)	The Charles Schwab Corporation
120 Kearny Street
San Francisco, California 94108

(c)	Chairman, Chief Executive Officer and Director
The Charles Schwab Corporation
120 Kearny Street
San Francisco, California 94108

(d)	Inapplicable

(e)	Inapplicable

(f)	United States of America

Item 3.	Source and Amount of Funds or Other Consideration.

Inapplicable

Item 4.	Purpose of Transaction.

The shares of Common Stock are held for personal investment, except as noted in Item 5 below.

Item 5.	Interest in Securities of the Issuer.

(a)	241,745,460 shares of Common Stock (including 5,850,000 shares which may be acquired within sixty days upon exercise of options) representing 18.7% of the Common Stock outstanding.

(b)	The 241,745,460 shares of Common Stock referred to in Item 5(a) above consist of: (i) 18,207,495 shares of Common Stock as to which Mr. Schwab has sole voting and dispositive power; and (ii) 223,537,965 shares of Common Stock as to which Mr. Schwab has shared voting power and shared dispositive power (including 146,882,048 shares held by Mr. and Mrs. Schwab as trustees of the Charles & Helen Trust; 11,190,811 shares held by Mr. and Mrs. Schwab as trustees of the Charles & Helen Schwab Living Trust; 42,853,958 shares held by HOS Family Partners, LLC, a limited liability company organized and existing under the

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 4 of 14

laws of the State of Delaware as to which Mr. and Mrs. Schwab are two of three members with shared voting and dispositive power; 7,977,765 shares held by Mrs. Schwab; 1,716,198 shares held by the trustee of the Charles Schwab Profit Sharing and Employee Stock Ownership Plan and allocated to Mr. Schwab’s individual ESOP account; 12,911,185 shares held by the Charles & Helen Schwab Foundation, a nonprofit public benefit corporation as to which Mr. and Mrs. Schwab, as two of four directors, have shared voting and dispositive power but disclaim beneficial ownership; and 6,000 shares held in the Kevin P. O’Neill Children’s Trust for which Mr. Schwab acts as trustee).

(c)	The following transactions in Common Stock were effected by Mr. Schwab in the sixty days prior to the filing of this Amendment:

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 2, 2006	25,300	Sale	$14.33	Open Market
February 2, 2006	12,900	Sale	$14.34	Open Market
February 2, 2006	16,724	Sale	$14.35	Open Market
February 2, 2006	9,176	Sale	$14.36	Open Market
February 2, 2006	14,100	Sale	$14.37	Open Market
February 2, 2006	13,300	Sale	$14.38	Open Market
February 2, 2006	53,227	Sale	$14.39	Open Market
February 2, 2006	32,895	Sale	$14.40	Open Market
February 2, 2006	13,250	Sale	$14.41	Open Market
February 2, 2006	13,261	Sale	$14.42	Open Market
February 2, 2006	7,571	Sale	$14.43	Open Market
February 2, 2006	35,600	Sale	$14.44	Open Market
February 2, 2006	31,800	Sale	$14.45	Open Market
February 2, 2006	19,250	Sale	$14.46	Open Market
February 2, 2006	4,164	Sale	$14.47	Open Market
February 2, 2006	24,991	Sale	$14.48	Open Market
February 2, 2006	28,300	Sale	$14.49	Open Market
February 2, 2006	16,100	Sale	$14.50	Open Market
February 2, 2006	1,900	Sale	$14.51	Open Market
February 2, 2006	28,100	Sale	$14.52	Open Market
February 2, 2006	5,028	Sale	$14.53	Open Market
February 2, 2006	7,400	Sale	$14.54	Open Market
February 2, 2006	17,800	Sale	$14.55	Open Market
February 2, 2006	3,600	Sale	$14.56	Open Market
February 2, 2006	9,200	Sale	$14.57	Open Market
February 2, 2006	3,716	Sale	$14.58	Open Market
February 2, 2006	17,447	Sale	$14.59	Open Market
February 2, 2006	5,200	Sale	$14.60	Open Market
February 2, 2006	17,700	Sale	$14.61	Open Market
February 2, 2006	4,700	Sale	$14.62	Open Market
February 2, 2006	6,300	Sale	$14.64	Open Market
February 3, 2006	13,418	Sale	$14.27	Open Market
February 3, 2006	2,500	Sale	$14.28	Open Market
February 3, 2006	11,273	Sale	$14.29	Open Market
February 3, 2006	9,940	Sale	$14.30	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 5 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 3, 2006	23,916	Sale	$14.31	Open Market
February 3, 2006	32,800	Sale	$14.32	Open Market
February 3, 2006	44,691	Sale	$14.33	Open Market
February 3, 2006	42,402	Sale	$14.34	Open Market
February 3, 2006	21,050	Sale	$14.35	Open Market
February 3, 2006	6,073	Sale	$14.36	Open Market
February 3, 2006	13,627	Sale	$14.37	Open Market
February 3, 2006	5,373	Sale	$14.38	Open Market
February 3, 2006	9,100	Sale	$14.39	Open Market
February 3, 2006	17,066	Sale	$14.40	Open Market
February 3, 2006	11,803	Sale	$14.41	Open Market
February 3, 2006	17,327	Sale	$14.42	Open Market
February 3, 2006	4,300	Sale	$14.43	Open Market
February 3, 2006	400	Sale	$14.44	Open Market
February 3, 2006	3,900	Sale	$14.46	Open Market
February 3, 2006	3,535	Sale	$14.47	Open Market
February 3, 2006	4,814	Sale	$14.49	Open Market
February 3, 2006	10,700	Sale	$14.53	Open Market
February 3, 2006	15,587	Sale	$14.54	Open Market
February 3, 2006	21,470	Sale	$14.55	Open Market
February 3, 2006	21,149	Sale	$14.56	Open Market
February 3, 2006	1,000	Sale	$14.57	Open Market
February 3, 2006	4,600	Sale	$14.58	Open Market
February 3, 2006	13,950	Sale	$14.59	Open Market
February 3, 2006	33,431	Sale	$14.60	Open Market
February 3, 2006	25,209	Sale	$14.61	Open Market
February 3, 2006	6,843	Sale	$14.62	Open Market
February 3, 2006	32,113	Sale	$14.63	Open Market
February 3, 2006	8,800	Sale	$14.64	Open Market
February 3, 2006	5,740	Sale	$14.65	Open Market
February 3, 2006	100	Sale	$14.66	Open Market
February 6, 2006	1,800	Sale	$14.44	Open Market
February 6, 2006	9,600	Sale	$14.45	Open Market
February 6, 2006	7,900	Sale	$14.46	Open Market
February 6, 2006	4,405	Sale	$14.47	Open Market
February 6, 2006	26,449	Sale	$14.48	Open Market
February 6, 2006	13,000	Sale	$14.49	Open Market
February 6, 2006	16,200	Sale	$14.50	Open Market
February 6, 2006	22,300	Sale	$14.51	Open Market
February 6, 2006	28,004	Sale	$14.52	Open Market
February 6, 2006	14,697	Sale	$14.53	Open Market
February 6, 2006	29,990	Sale	$14.54	Open Market
February 6, 2006	20,100	Sale	$14.55	Open Market
February 6, 2006	31,579	Sale	$14.56	Open Market
February 6, 2006	21,677	Sale	$14.57	Open Market
February 6, 2006	33,090	Sale	$14.58	Open Market
February 6, 2006	63,650	Sale	$14.59	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 6 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 6, 2006	24,328	Sale	$14.60	Open Market
February 6, 2006	34,011	Sale	$14.61	Open Market
February 6, 2006	16,598	Sale	$14.62	Open Market
February 6, 2006	26,400	Sale	$14.63	Open Market
February 6, 2006	20,400	Sale	$14.64	Open Market
February 6, 2006	14,835	Sale	$14.65	Open Market
February 6, 2006	5,300	Sale	$14.66	Open Market
February 6, 2006	8,700	Sale	$14.67	Open Market
February 6, 2006	4,987	Sale	$14.68	Open Market
February 7, 2006	3,700	Sale	$14.44	Open Market
February 7, 2006	10,200	Sale	$14.45	Open Market
February 7, 2006	15,200	Sale	$14.46	Open Market
February 7, 2006	6,300	Sale	$14.47	Open Market
February 7, 2006	3,269	Sale	$14.48	Open Market
February 7, 2006	10,700	Sale	$14.49	Open Market
February 7, 2006	90,444	Sale	$14.50	Open Market
February 7, 2006	38,956	Sale	$14.51	Open Market
February 7, 2006	11,631	Sale	$14.52	Open Market
February 7, 2006	9,500	Sale	$14.53	Open Market
February 7, 2006	5,800	Sale	$14.54	Open Market
February 7, 2006	14,780	Sale	$14.55	Open Market
February 7, 2006	19,800	Sale	$14.56	Open Market
February 7, 2006	10,307	Sale	$14.57	Open Market
February 7, 2006	4,700	Sale	$14.58	Open Market
February 7, 2006	7,851	Sale	$14.59	Open Market
February 7, 2006	16,600	Sale	$14.60	Open Market
February 7, 2006	15,900	Sale	$14.61	Open Market
February 7, 2006	5,900	Sale	$14.63	Open Market
February 7, 2006	11,300	Sale	$14.64	Open Market
February 7, 2006	33,768	Sale	$14.65	Open Market
February 7, 2006	32,935	Sale	$14.66	Open Market
February 7, 2006	45,481	Sale	$14.67	Open Market
February 7, 2006	60,520	Sale	$14.68	Open Market
February 7, 2006	11,158	Sale	$14.69	Open Market
February 7, 2006	3,200	Sale	$14.70	Open Market
February 7, 2006	100	Sale	$14.71	Open Market
February 8, 2006	30,000	Sale	$14.46	Open Market
February 8, 2006	176,559	Sale	$14.47	Open Market
February 8, 2006	39,624	Sale	$14.48	Open Market
February 8, 2006	15,942	Sale	$14.49	Open Market
February 8, 2006	34,693	Sale	$14.50	Open Market
February 8, 2006	1,546	Sale	$14.51	Open Market
February 8, 2006	22,000	Sale	$14.52	Open Market
February 8, 2006	20,700	Sale	$14.53	Open Market
February 8, 2006	15,800	Sale	$14.54	Open Market
February 8, 2006	7,500	Sale	$14.55	Open Market
February 8, 2006	12,165	Sale	$14.56	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 7 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 8, 2006	4,400	Sale	$14.57	Open Market
February 8, 2006	15,500	Sale	$14.58	Open Market
February 8, 2006	21,897	Sale	$14.59	Open Market
February 8, 2006	4,600	Sale	$14.60	Open Market
February 8, 2006	1,434	Sale	$14.61	Open Market
February 8, 2006	700	Sale	$14.62	Open Market
February 8, 2006	10,500	Sale	$14.63	Open Market
February 8, 2006	11,718	Sale	$14.64	Open Market
February 8, 2006	14,200	Sale	$14.65	Open Market
February 8, 2006	9,000	Sale	$14.66	Open Market
February 8, 2006	1,300	Sale	$14.67	Open Market
February 8, 2006	1,100	Sale	$14.68	Open Market
February 8, 2006	1,900	Sale	$14.69	Open Market
February 8, 2006	3,679	Sale	$14.70	Open Market
February 8, 2006	1,143	Sale	$14.71	Open Market
February 8, 2006	17,113	Sale	$14.72	Open Market
February 8, 2006	2,987	Sale	$14.73	Open Market
February 8, 2006	100	Sale	$14.74	Open Market
February 8, 2006	100	Sale	$14.76	Open Market
February 8, 2006	100	Sale	$14.77	Open Market
February 9, 2006	3,300	Sale	$14.59	Open Market
February 9, 2006	6,200	Sale	$14.60	Open Market
February 9, 2006	6,707	Sale	$14.61	Open Market
February 9, 2006	4,300	Sale	$14.62	Open Market
February 9, 2006	14,600	Sale	$14.63	Open Market
February 9, 2006	4,904	Sale	$14.64	Open Market
February 9, 2006	6,400	Sale	$14.65	Open Market
February 9, 2006	42,650	Sale	$14.66	Open Market
February 9, 2006	24,489	Sale	$14.67	Open Market
February 9, 2006	23,808	Sale	$14.68	Open Market
February 9, 2006	60,920	Sale	$14.69	Open Market
February 9, 2006	35,889	Sale	$14.70	Open Market
February 9, 2006	90,595	Sale	$14.71	Open Market
February 9, 2006	19,284	Sale	$14.72	Open Market
February 9, 2006	59,997	Sale	$14.73	Open Market
February 9, 2006	21,804	Sale	$14.74	Open Market
February 9, 2006	8,619	Sale	$14.75	Open Market
February 9, 2006	10,233	Sale	$14.76	Open Market
February 9, 2006	10,672	Sale	$14.77	Open Market
February 9, 2006	15,252	Sale	$14.78	Open Market
February 9, 2006	1,700	Sale	$14.79	Open Market
February 9, 2006	3,875	Sale	$14.80	Open Market
February 9, 2006	2,500	Sale	$14.81	Open Market
February 9, 2006	400	Sale	$14.82	Open Market
February 9, 2006	6,100	Sale	$14.83	Open Market
February 9, 2006	10,402	Sale	$14.84	Open Market
February 9, 2006	2,700	Sale	$14.85	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 8 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 9, 2006	600	Sale	$14.86	Open Market
February 9, 2006	400	Sale	$14.87	Open Market
February 9, 2006	200	Sale	$14.88	Open Market
February 9, 2006	400	Sale	$14.89	Open Market
February 9, 2006	100	Sale	$14.90	Open Market
February 10, 2006	2,000	Sale	$14.31	Open Market
February 10, 2006	2,100	Sale	$14.33	Open Market
February 10, 2006	800	Sale	$14.34	Open Market
February 10, 2006	5,125	Sale	$14.35	Open Market
February 10, 2006	700	Sale	$14.36	Open Market
February 10, 2006	700	Sale	$14.37	Open Market
February 10, 2006	3,200	Sale	$14.38	Open Market
February 10, 2006	1,900	Sale	$14.39	Open Market
February 10, 2006	13,600	Sale	$14.40	Open Market
February 10, 2006	6,900	Sale	$14.41	Open Market
February 10, 2006	6,100	Sale	$14.42	Open Market
February 10, 2006	12,300	Sale	$14.43	Open Market
February 10, 2006	19,950	Sale	$14.44	Open Market
February 10, 2006	4,800	Sale	$14.45	Open Market
February 10, 2006	24,400	Sale	$14.46	Open Market
February 10, 2006	79,313	Sale	$14.47	Open Market
February 10, 2006	42,718	Sale	$14.48	Open Market
February 10, 2006	66,939	Sale	$14.49	Open Market
February 10, 2006	26,240	Sale	$14.50	Open Market
February 10, 2006	30,425	Sale	$14.51	Open Market
February 10, 2006	16,952	Sale	$14.52	Open Market
February 10, 2006	10,097	Sale	$14.53	Open Market
February 10, 2006	17,982	Sale	$14.54	Open Market
February 10, 2006	13,964	Sale	$14.55	Open Market
February 10, 2006	9,244	Sale	$14.56	Open Market
February 10, 2006	11,532	Sale	$14.57	Open Market
February 10, 2006	15,504	Sale	$14.58	Open Market
February 10, 2006	3,700	Sale	$14.59	Open Market
February 10, 2006	2,346	Sale	$14.60	Open Market
February 10, 2006	100	Sale	$14.61	Open Market
February 10, 2006	2,800	Sale	$14.63	Open Market
February 10, 2006	4,500	Sale	$14.64	Open Market
February 10, 2006	13,454	Sale	$14.65	Open Market
February 10, 2006	11,900	Sale	$14.66	Open Market
February 10, 2006	6,600	Sale	$14.67	Open Market
February 10, 2006	1,400	Sale	$14.68	Open Market
February 10, 2006	2,515	Sale	$14.69	Open Market
February 10, 2006	4,200	Sale	$14.70	Open Market
February 10, 2006	800	Sale	$14.73	Open Market
February 10, 2006	200	Sale	$14.74	Open Market
February 13, 2006	5,000	Sale	$14.36	Open Market
February 13, 2006	15,100	Sale	$14.37	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 9 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 13, 2006	49,604	Sale	$14.38	Open Market
February 13, 2006	27,077	Sale	$14.39	Open Market
February 13, 2006	39,308	Sale	$14.40	Open Market
February 13, 2006	12,028	Sale	$14.41	Open Market
February 13, 2006	14,036	Sale	$14.42	Open Market
February 13, 2006	27,900	Sale	$14.43	Open Market
February 13, 2006	28,200	Sale	$14.44	Open Market
February 13, 2006	20,900	Sale	$14.45	Open Market
February 13, 2006	65,041	Sale	$14.46	Open Market
February 13, 2006	90,007	Sale	$14.47	Open Market
February 13, 2006	76,647	Sale	$14.48	Open Market
February 13, 2006	6,500	Sale	$14.49	Open Market
February 13, 2006	17,600	Sale	$14.50	Open Market
February 13, 2006	3,650	Sale	$14.51	Open Market
February 13, 2006	1,402	Sale	$14.52	Open Market
February 14, 2006	6,000	Sale	$14.54	Open Market
February 14, 2006	4,900	Sale	$14.55	Open Market
February 14, 2006	100	Sale	$14.56	Open Market
February 14, 2006	500	Sale	$14.57	Open Market
February 14, 2006	9,900	Sale	$14.58	Open Market
February 14, 2006	5,300	Sale	$14.59	Open Market
February 14, 2006	4,900	Sale	$14.60	Open Market
February 14, 2006	6,800	Sale	$14.61	Open Market
February 14, 2006	800	Sale	$14.62	Open Market
February 14, 2006	2,000	Sale	$14.63	Open Market
February 14, 2006	600	Sale	$14.64	Open Market
February 14, 2006	800	Sale	$14.65	Open Market
February 14, 2006	300	Sale	$14.66	Open Market
February 14, 2006	600	Sale	$14.67	Open Market
February 14, 2006	900	Sale	$14.69	Open Market
February 14, 2006	100	Sale	$14.70	Open Market
February 14, 2006	950	Sale	$14.71	Open Market
February 14, 2006	2,751	Sale	$14.72	Open Market
February 14, 2006	1,200	Sale	$14.73	Open Market
February 14, 2006	3,375	Sale	$14.74	Open Market
February 14, 2006	7,200	Sale	$14.75	Open Market
February 14, 2006	22,800	Sale	$14.76	Open Market
February 14, 2006	32,452	Sale	$14.77	Open Market
February 14, 2006	4,210	Sale	$14.78	Open Market
February 14, 2006	5,365	Sale	$14.79	Open Market
February 14, 2006	4,700	Sale	$14.80	Open Market
February 14, 2006	7,500	Sale	$14.81	Open Market
February 14, 2006	1,300	Sale	$14.82	Open Market
February 14, 2006	16,200	Sale	$14.83	Open Market
February 14, 2006	19,429	Sale	$14.84	Open Market
February 14, 2006	5,428	Sale	$14.85	Open Market
February 14, 2006	19,308	Sale	$14.86	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 10 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 14, 2006	7,300	Sale	$14.87	Open Market
February 14, 2006	5,900	Sale	$14.88	Open Market
February 14, 2006	38,700	Sale	$14.89	Open Market
February 14, 2006	6,200	Sale	$14.90	Open Market
February 14, 2006	18,700	Sale	$14.91	Open Market
February 14, 2006	5,701	Sale	$14.92	Open Market
February 14, 2006	20,800	Sale	$14.93	Open Market
February 14, 2006	11,311	Sale	$14.94	Open Market
February 14, 2006	1,943	Sale	$14.95	Open Market
February 14, 2006	8,700	Sale	$14.96	Open Market
February 14, 2006	8,500	Sale	$14.97	Open Market
February 14, 2006	8,675	Sale	$14.98	Open Market
February 14, 2006	66,546	Sale	$14.99	Open Market
February 14, 2006	10,800	Sale	$15.00	Open Market
February 14, 2006	5,300	Sale	$15.01	Open Market
February 14, 2006	7,314	Sale	$15.02	Open Market
February 14, 2006	400	Sale	$15.03	Open Market
February 14, 2006	3,100	Sale	$15.04	Open Market
February 14, 2006	1,000	Sale	$15.06	Open Market
February 14, 2006	4,900	Sale	$15.07	Open Market
February 14, 2006	1,700	Sale	$15.08	Open Market
February 14, 2006	11,600	Sale	$15.09	Open Market
February 14, 2006	100	Sale	$15.10	Open Market
February 14, 2006	1,300	Sale	$15.11	Open Market
February 14, 2006	200	Sale	$15.12	Open Market
February 14, 2006	7,700	Sale	$15.15	Open Market
February 14, 2006	700	Sale	$15.16	Open Market
February 14, 2006	700	Sale	$15.17	Open Market
February 14, 2006	1,300	Sale	$15.18	Open Market
February 14, 2006	9,000	Sale	$15.19	Open Market
February 14, 2006	5,600	Sale	$15.20	Open Market
February 14, 2006	3,600	Sale	$15.21	Open Market
February 14, 2006	3,500	Sale	$15.22	Open Market
February 14, 2006	2,600	Sale	$15.23	Open Market
February 14, 2006	4,842	Sale	$15.24	Open Market
February 14, 2006	4,300	Sale	$15.25	Open Market
February 14, 2006	600	Sale	$15.26	Open Market
February 14, 2006	200	Sale	$15.27	Open Market
February 22, 2006	422,332	Disposition	N/A	Gift
February 27, 2006	47,900	Sale	$16.44	Open Market
February 27, 2006	3,656	Sale	$16.47	Open Market
February 27, 2006	26,300	Sale	$16.48	Open Market
February 27, 2006	23,634	Sale	$16.49	Open Market
February 27, 2006	12,862	Sale	$16.50	Open Market
February 27, 2006	17,998	Sale	$16.51	Open Market
February 27, 2006	15,520	Sale	$16.52	Open Market
February 27, 2006	6,922	Sale	$16.53	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 11 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 27, 2006	34,210	Sale	$16.54	Open Market
February 27, 2006	36,340	Sale	$16.55	Open Market
February 27, 2006	44,691	Sale	$16.56	Open Market
February 27, 2006	47,481	Sale	$16.57	Open Market
February 27, 2006	50,994	Sale	$16.58	Open Market
February 27, 2006	102,065	Sale	$16.59	Open Market
February 27, 2006	124,337	Sale	$16.60	Open Market
February 27, 2006	118,765	Sale	$16.61	Open Market
February 27, 2006	91,893	Sale	$16.62	Open Market
February 27, 2006	33,882	Sale	$16.63	Open Market
February 27, 2006	65,593	Sale	$16.64	Open Market
February 27, 2006	27,112	Sale	$16.65	Open Market
February 27, 2006	22,686	Sale	$16.66	Open Market
February 27, 2006	15,025	Sale	$16.67	Open Market
February 27, 2006	15,143	Sale	$16.68	Open Market
February 27, 2006	14,991	Sale	$16.69	Open Market
February 28, 2006	23,996	Sale	$16.16	Open Market
February 28, 2006	10,250	Sale	$16.17	Open Market
February 28, 2006	2,300	Sale	$16.18	Open Market
February 28, 2006	10,600	Sale	$16.19	Open Market
February 28, 2006	983	Sale	$16.20	Open Market
February 28, 2006	900	Sale	$16.21	Open Market
February 28, 2006	14,200	Sale	$16.22	Open Market
February 28, 2006	1,274	Sale	$16.23	Open Market
February 28, 2006	2,200	Sale	$16.24	Open Market
February 28, 2006	8,900	Sale	$16.25	Open Market
February 28, 2006	20,284	Sale	$16.26	Open Market
February 28, 2006	10,100	Sale	$16.27	Open Market
February 28, 2006	41,418	Sale	$16.28	Open Market
February 28, 2006	267,621	Sale	$16.29	Open Market
February 28, 2006	8,200	Sale	$16.30	Open Market
February 28, 2006	19,900	Sale	$16.31	Open Market
February 28, 2006	8,200	Sale	$16.32	Open Market
February 28, 2006	3,000	Sale	$16.33	Open Market
February 28, 2006	35,146	Sale	$16.34	Open Market
February 28, 2006	2,600	Sale	$16.35	Open Market
February 28, 2006	3,158	Sale	$16.36	Open Market
February 28, 2006	3,100	Sale	$16.37	Open Market
February 28, 2006	23,906	Sale	$16.38	Open Market
February 28, 2006	12,236	Sale	$16.39	Open Market
February 28, 2006	24,400	Sale	$16.40	Open Market
February 28, 2006	200	Sale	$16.41	Open Market
February 28, 2006	4,100	Sale	$16.42	Open Market
February 28, 2006	14,742	Sale	$16.43	Open Market
February 28, 2006	31,957	Sale	$16.44	Open Market
February 28, 2006	8,300	Sale	$16.45	Open Market
February 28, 2006	32,102	Sale	$16.46	Open Market

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 12 of 14

Date of Transaction	Amount of Securities Involved	Nature of Transaction	Price Per Share	Where and How Effected
February 28, 2006	5,542	Sale	$16.47	Open Market
February 28, 2006	36,812	Sale	$16.48	Open Market
February 28, 2006	14,875	Sale	$16.49	Open Market
February 28, 2006	2,825	Sale	$16.50	Open Market
February 28, 2006	400	Sale	$16.51	Open Market
February 28, 2006	8,400	Sale	$16.52	Open Market
February 28, 2006	2,600	Sale	$16.53	Open Market
February 28, 2006	16,208	Sale	$16.54	Open Market
February 28, 2006	10,264	Sale	$16.55	Open Market
February 28, 2006	3,400	Sale	$16.56	Open Market
February 28, 2006	3,100	Sale	$16.58	Open Market
February 28, 2006	6,400	Sale	$16.60	Open Market

(d)	No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by Mr. Schwab, except for The Charles & Helen Schwab Foundation and HOS Family Partners LLC, as noted in Item 5(b) above.

(e)	Inapplicable

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

1.	Registration Rights and Stock Restriction Agreement, dated as of March 31, 1987 between Mr. Schwab and CL Acquisition Corporation (now named The Charles Schwab Corporation), which Agreement requires that share transfers be made in accordance with state and federal securities laws and subject to protection of the issuer’s rights and further provides for registration rights in certain circumstances.

2.	Non-Qualified Stock Option Agreement, dated as of September 16, 1992 between The Charles Schwab Corporation and Mr. Schwab pursuant to the 1992 Stock Incentive Plan.

3.	Non-Qualified Stock Option Agreement dated as of January 20, 2004 between The Charles Schwab Corporation and Mr. Schwab pursuant to the 2001 Stock Incentive Plan.

4.	Premium-Priced Stock Option Agreement dated as of October 20, 2005 between The Charles Schwab Corporation and Mr. Schwab pursuant to the 2004 Stock Incentive Plan.

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 13 of 14

Item 7.	Material to Be Filed as Exhibits.

Exhibit No.	Description
1.	Registration Rights and Stock Restriction Agreement, dated as of March 31, 1987, between Charles R. Schwab and CL Acquisition Corporation (now named The Charles Schwab Corporation).*

2.	Non-Qualified Stock Option Agreement, dated as of September 16, 1992 between The Charles Schwab Corporation and Mr. Schwab pursuant to the 1992 Stock Incentive Plan.**

3.	Non-Qualified Stock Option Agreement dated as of January 20, 2004 between The Charles Schwab Corporation and Mr. Schwab pursuant to the 2001 Stock Incentive Plan.

4.	Premium-Priced Stock Option Agreement dated as of October 20, 2005 between The Charles Schwab Corporation and Mr. Schwab pursuant to the 2004 Stock Incentive Plan.

*	Incorporated by reference to Exhibit 1 to Amendment No. 8 to Mr. Schwab’s Schedule 13D dated July 31, 1995.
**	Incorporated by reference to Exhibit 4 to Amendment No. 5 to Mr. Schwab’s Schedule 13D dated May 6, 1994.

CUSIP No. 808513-10-5	SCHEDULE 13D	Page 14 of 14

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2006

/S/ Charles R. Schwab
Charles R. Schwab